Exhibit 11

Westamerica Bancorporation
Computation of Earnings Per Share on Common and Common Equivalent Shares and on Common
Shares Assuming Full Dilution
(In thousands)


For the years ended December 31,                1995        1994*       1993*
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Weighted average number of common shares
  outstanding                                  9,877       9,916       9,914
Add exercise of options reduced by the
  number of shares that could have
  been purchased with the proceeds
  from such exercise                             164          83          74
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Total                                         10,041       9,999       9,988
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Net income                                   $31,384     $27,662     $12,094


Fully-diluted earnings per share               $3.13 **    $2.77 **    $1.21
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Primary earnings per share                     $3.18       $2.79       $1.22
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* Data has been restated on an historical basis to reflect the January 31,
1995 acquisition of PV Financial, the June 6, 1995 acquisition of CapitolBank Sacramento and the July 17, 1995 acquisition of North Bay Bancorp, all on a pooling-of-interest basis.

**Anti-dilutive